CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the May 18, 2010 Statement of Additional Information constituting part of the registration statement on Form N-14 (the “Registration Statement”) of our reports dated February 24, 2010 relating to the financial statements and financial highlights of High Income Trust, High Yield Trust, and U.S. High Yield Bond Trust, certain of the portfolios comprising John Hancock Trust appearing in the respective December 31, 2009 Annual Reports to Shareholders. We also consent to the references to us under the headings “Financial Statements” and “Financial Highlights of the Funds” in the May 18, 2010 Proxy Statement/Prospectus and “Independent Registered Public Accounting Firm” in the May 18, 2010 Statement of Additional Information which constitutes part of this Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 7, 2010